Exhibit 99.1

NEWS RELEASE

Nabors Expands Its Board, Appointing John P. Kotts as a Director

HAMILTON, Bermuda, July 25, 2013 — Nabors Industries Ltd. (NYSE:NBR) today announced that its Board of Directors voted to expand the Board to eight members from the current seven and subsequently appointed John P. Kotts to fill the newly created vacancy.

Mr. Kotts is a private investor and entrepreneur.  From 1990 to 1998, he owned and operated Cardinal Services, Inc., a leading supplier of liftboat rentals and other production related services, including mechanical wireline services and plug and abandonment services, to oil companies operating in the Gulf of Mexico.  After selling the company to a group led by First Reserve Corporation in 1998, Mr. Kotts retained a significant partnership interest and continued to be involved as a member of the Company’s Board of Directors until the time of the Company’s merger with Superior Energy Services.

Through his management company, J. P. Kotts & Co., Inc., Mr. Kotts also operates a private investment fund focused on U.S. and international trading of securities and other financial instruments.  He also invests in real estate and private equities.  Mr. Kotts is currently the owner and CEO of Vesco/Cardinal, an oil tool rental and service company, as well as several manufacturing companies. Mr. Kotts previously held various financial, banking and investment banking positions in companies specializing in leveraged buyouts, venture capital and turnaround transactions.  He holds a BA in Philosophy and an MBA in Finance from Hofstra University and completed additional post-graduate work at McGill University in Montreal, New York University and Harvard Business School.

Tony Petrello, Nabors’ Chairman, President & CEO, commented, “We are pleased John has agreed to serve as a Nabors director and welcome him to our Board.  His extensive entrepreneurial track record and experience in the oil and gas industry make him an invaluable resource as the Board continues refining our strategy for the future.”

The Nabors companies own and operate approximately 472 land drilling rigs throughout the world and approximately 544 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 5 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.